EXHIBIT 4(c)
                               Endorsement (EA124)



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                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                                   ENDORSEMENT

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This Endorsement is part of the Contract. It is issued in connection with contracts purchased for use in conjunction with Net Income Makeup Charitable Remainder Unitrusts.

The Withdrawal Charge provision of the Contract Value Provisions is hereby deleted in its entirety and replaced with the following:

      WITHDRAWAL CHARGE. Upon the Surrender or partial withdrawal of purchase payments paid beyond the Withdrawal Charge Period shown on Page Three, no withdrawal charge will be imposed.

      Upon the partial withdrawal of purchase payments within the Withdrawal Charge Period, the withdrawal charge will equal the purchase payments paid within the Withdrawal Charge Period times the applicable Withdrawal Charge Percentage shown on Page Three. Once each calendar quarter, the Owner may withdraw any portion of the Annuity Value in excess of the total purchase payments made without a withdrawal charge.

      Upon the Surrender of purchase payments within the Withdrawal Charge Period, the withdrawal charge will equal the purchase payments paid within the Withdrawal Charge Period times the applicable Withdrawal Charge Percentage shown on Page Three. Upon Surrender, the purchase payments subject to the withdrawal charge will not be reduced by any portion of the Annuity Value previously withdrawn which did not incur a withdrawal charge.

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Signed for Us at Our Administrative Office in Clearwater, Florida.


               /s/ WILLIAM G. GEIGER                      /s/ JOHN R. KENNEY
                     Secretary                                 President